Exhibit 10.3

Madison Global Partners, LLC Member FINRA

350 Motor Parkway, Suite 205 Hauppauge, NY 11788 T (646) 690-0330 F (646) 690-0340

November 20, 2025

Rhon Daguro, CEO
authID Inc.
1580 N. Logan St.
Suite 660-51767
Denver, CO 80203

Dear Mr. Daguro,

This letter agreement (this “Agreement”) shall confirm the engagement of Madison Global Partners, LLC, a FINRA member (the “Advisor”), as non-exclusive advisor and agent to authID Inc. (the “Company”), to perform the corporate finance advisory and related services provided for herein. The Company, as defined herein, shall include authID Inc., its subsidiaries, affiliates and any entities it may form, merge into, be acquired by, or invest in. Unless this Agreement is cancelled by either party pursuant to the terms hereof, the term of this Agreement shall run from the date of receipt by Advisor of the Company’s signed acceptance of this Agreement, until six (6) months thereafter, and will then automatically extend on a month-to-month basis thereafter (“Term”). Additionally, the Advisor represents and warrants that it is a registered broker-dealer under the U.S. Securities Exchange Act of 1934 (the “Exchange Act”). This Agreement may be terminated by either party as provided in the paragraph entitled “Termination of Agreement.”

I.	Scope of Services:

The corporate advisory and agency services that may be performed by the Advisor relate to the types of Transactions (as defined below) with any individual or entity introduced or identified by or on behalf of Advisor or Company, or who is in contact with or is contacted by Advisor or Company during the Term (individually or collectively, a “Covered Party”). For the avoidance of doubt, Covered Party will also include all investors from the August 2021, March 2022, April 2025 and May 2025 financings, as well as officers and directors of the Company and parties referred to Advisor by the Company or Covered Party, which shall include any party introduced to the Company by Dominari Securities, LLC (“Dominari”). For the sake of clarity, Dominari shall be entitled to its full fees and expenses under its engagement agreement with the Company, and the Advisor shall be entitled to 3% cash compensation and 3% warrant compensation (as more specifically described in Section IX below) on any proceeds received from any investors introduced by Dominari to the Company.

In connection with this engagement, Advisor will provide the Company with financial advice and assistance in connection with a potential Transaction(s) (as defined below), including, all services as the Company and Advisor mutually determine to be appropriate as described below in the “Description of Services” section of this Agreement.

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This Agreement does not constitute a legal or binding commitment by the Advisor to purchase any securities of the Company or introduce the Company to any third party, nor does this Agreement constitute a representation or warranty on the part of the Advisor that any Transactions will be consummated. The Company acknowledges and agrees that the Advisor is only required to use its “commercially reasonable efforts” in connection with its activities hereunder, which Advisor will, in its sole discretion, determine.

As used in this Agreement, the term “Transaction” shall include, but specifically not be limited to or by:

(a)	(i)	an offering and sale of registered securities in a follow-on offering or pursuant to the Company’s existing shelf registration statement and/or (ii) a private offering and sale by the Company, in either or both cases to one or more Covered Parties who are “accredited investors” as defined in Rule 501 of Regulation D under the Securities Act, conducted as either a registered offering or a private placement pursuant to Rule 506(b) or (c) of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”) or pursuant to other applicable U.S. or foreign securities laws, rules and regulations, or any registered offering and sale of Company securities in which the Advisor acts an underwriter or placement agent on a best efforts basis including, without, limitation, a placement of equity, equity-linked, debt (including notes, bonds or other debt securities, as well as loans provided by financial institutions that are not deemed to be “securities” under applicable law), convertible securities or other financial instruments in such amounts as the parties may agree upon (collectively, “Securities”)

(b)	a strategic alliance (a “Strategic Alliance”) that involves a definitive agreement with a Covered Party that may, either directly or indirectly, enter into any type of sales, marketing and/or management agreement that provides capital to the Company; and

(c)	[Reserved]

(d)	a strategic acquisition (an “Acquisition”) pursuant to which (i) the Company consummates a merger, consolidation or other business combination with a Covered Party, where the Company is the surviving entity (and its shareholders own a majority of the equity in the surviving entity) in such business combination, or (ii) the Company acquires a majority of the total equity ownership of a Covered Party, or all or substantially all of the assets of a Covered Party.

II.	Description of Services:

The Advisor will, to the extent requested by the Company, assist the Company in analyzing potential Transactions according to the terms and conditions of this Agreement. In this regard, the Advisor may undertake certain activities on behalf of the Company, including the following:

(a)	analyzing Transaction options available to the Company;

(b)	counseling the Company as to strategy and tactics for effecting one or more potential Transactions;

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(c)	advising the Company as to the structure and form of a possible Transaction, including the form of any agreements related thereto;

(d)	assisting the Company in obtaining appropriate information and in preparing due diligence presentations related to a potential Transaction;

(e)	introducing the Company to Covered Parties, namely institutional or family office investors, accredited individual investors, strategic, or financial investors;

(f)	assisting in negotiations related to a potential Transaction, as may be appropriate, on behalf of the Company;

(g)	assisting to identify, retain and work with an outside advisor on any valuation or fairness opinion that may be necessary; and

(h)	rendering such other customary financial advisory and investment banking services as may from time to time be agreed upon by the Company and the Advisor.

III.	Non-Exclusivity:

Advisor agrees that this engagement is non-exclusive. No fee payable to any other financial legal, or other advisor either by the Company or any other entity shall reduce or otherwise affect the fees payable hereunder to Advisor, except as otherwise agreed to in writing by Advisor. In order to coordinate our efforts with respect to a possible Transaction, during the period of our engagement hereunder neither the Company nor any representative thereof (other than Advisor) will engage in discussions with a Covered Party regarding a Transaction except through Advisor but Advisor acknowledges that some Covered Parties are existing stockholders of Company and that Company will engage with its stockholders directly regarding a possible or eventual Transaction. If the Company or its management receives an inquiry regarding a Transaction, it will promptly inform Advisor in writing of such inquiry. For the avoidance of doubt nothing herein (i.e., any direct communication by Company with stockholders or other Covered Parties) shall affect Advisor’s entitlement to receive Fees in respect of the participation by any Covered Party in a Transaction.

IV.	Covenants, Acts, and Obligations:

Right of First Refusal. Following the Closing of the Offering, and subject to Dominari Securities, LLC’s Right of First Refusal as set forth in its engagement letter with the Company, dated March 25, 2025 (the “Dominari Engagement Agreement”) and further referenced in the previous Madison Engagement letter with the Company, dated March 12, 2025, as amended on March 26, 2025 (the “Madison Engagement Agreement”), upon Dominari’s waiver of its Right of First Refusal in the Dominari Engagement Agreement, the Advisor shall then have an irrevocable right of first refusal (the “ROFR”), for a period of twelve (12) months after the date the offering is completed (the “ROFR Period”), to act as sole investment banker, sole book-runner, and/or sole placement agent, at the Advisor’s sole discretion, for each and every future public and private equity and debt offering, including all equity linked financings (each, a “Subject Transaction”), during such twelve (12) month period, of the Company, or any successor to or any current or future subsidiary of the Company, or any successor to or any current or future subsidiary of the Company, on terms and conditions customary to the Advisor for such Subject Transactions. The ROFR may be exercised by Advisor by Advisor serving notice in writing on the Company stating that it is exercising the ROFR within five (5) business days after notification by Dominari Securities that is has waived its Right of First Refusal.

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V.	Confidentiality:

Advisor is being retained to serve as financial advisor and financing agent solely to the Company, and it is agreed that the engagement of Advisor is not, and shall not be deemed to be, on behalf of, and is not intended to, and will not, confer rights or benefits upon any shareholder or creditor of the Company or upon any other person or entity. No one other than the Company is authorized to rely upon this engagement of Advisor or any statements, conduct or advice of Advisor, and no one other than the Company is intended to be a beneficiary of this engagement. All opinions, advice or other assistance (whether written or oral) given by Advisor in connection with this engagement are intended solely for the benefit and use of the Company and will be treated by the Company as confidential, and no opinion, advice or other assistance of Advisor shall be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose, nor shall any public or other references to Advisor (or to such opinions, advice or other assistance) be made without the express prior written consent of Advisor. Advisor shall not provide any legal, accounting, regulatory or tax advice with respect to any Transaction, and the Company shall consult its own legal, accounting, regulatory and tax advisors to the extent the Company deems appropriate.

VI.	Closing:

The closing of a Transaction (“Closing”) shall be deemed to occur on the date on which the Company receives or pays, or its shareholders receive, as applicable, the funds, securities or other consideration in respect of the Transaction (including, if applicable, in connection with any Transaction that has multiple closings or payments made over a period of time, the date of any such closings or payments being a “Closing” for purposes hereof).

VII.	Information Furnished by the Company:

The Company agrees to furnish Advisor with all financial and other information and data as Advisor reasonably requests and believes appropriate in connection with its activities on the Company’s behalf, and shall provide Advisor full access to its officers, directors, employees and professional advisors as appropriate. The Company agrees that it and its counsel will be solely responsible for ensuring that the Transaction complies in all respects with applicable law. The Company represents and warrants that any written or oral communication with Advisor at all times through Closing, will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. The Company will promptly notify Advisor if it learns of any material inaccuracy or misstatement in, or material omission from, any information theretofore delivered to Advisor. The Company recognizes and confirms that Advisor, in connection with performing its services hereunder, (i) will be relying without investigation upon all information that is available from public sources or supplied to it by or on behalf of the Company or its advisors, (ii) will not in any respect be responsible for the accuracy or completeness of, or have any obligation to verify, the same and (iii) will not conduct any appraisal of any assets of the Company. The Company will also cause to be furnished to Advisor at the Closing copies of such agreements, opinions, certificates and other documents delivered at the Closing as Advisor may reasonably request. With respect to any financial forecasts and projections made available to Advisor by or on behalf of the Company or any counterparty and used by Advisor in its analysis, Advisor shall be entitled to assume that such forecasts and projections have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company or such counterparty, as the case may be, as to the matters covered thereby. Advisor agrees to maintain the confidentiality of all confidential information including material non-public information provided to Advisor by Company and not to disclose or publish any information regarding the Company whether to Covered Parties, or otherwise which has not been previously approved by the Company in writing for disclosure.

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VIII.	Waiver of Conflicts:

The Company acknowledges that Advisor and its affiliates have and will continue to have investment banking and other relationships with parties other than the Company pursuant to which Advisor may acquire information of interest to the Company. Advisor shall have no obligation to disclose such information to the Company, or to use such information in connection with any contemplated transaction.

Advisor and its affiliates are engaged in securities trading and brokerage activities as well as investment banking and financial advisory services. In the ordinary course of their trading and brokerage activities, Advisor and its affiliates may hold positions, for their own account or the account of customers, in equity, debt or other securities of the Company or any other company that may be involved in any Transaction. In addition, the Company acknowledges and agrees that Advisor and its affiliates may provide or offer to provide financing to third parties in connection with or related to a Transaction. Advisor will conduct such activities in accordance with its customary client confidentiality policies.

The Company recognizes that Advisor is being engaged hereunder to provide the services described above only to the Company and to all other parties, if any, who execute this Agreement in specified other capacities and is not acting as an agent or a fiduciary of, and shall have no duties or liability to, the equity holders of the Company, its stockholders or any third party in connection with its engagement hereunder, all of which are hereby expressly waived. No one other than the Company (and such other parties in such capacities, if any) is authorized to rely upon the engagement of Advisor hereunder or any statements, advice, opinions or conduct by Advisor.

Upon termination of this Agreement (as provided for in the “Termination of Agreement” section of this Agreement), the Company agrees to release Advisor with respect to the provision of future corporate finance services to any shareholder or affiliate of the Company or Covered Party. Such services may include, but not be limited to, those described in this Agreement.

IX.	Fees and Expenses:

With respect to the services rendered hereunder, the following describes the fees and expense reimbursements that the Company agrees to pay the Advisor:

(a)	A one-time non-refundable cash advisory fee (“Advisory Fee”) of $50,000 payable upon the signing of this Agreement, and (ii) a one-time payment of $30,000 payable at the closing of the first Transaction, in addition to the Transaction Fee.

(b)	Upon the signing of the Agreement the Company will issue and sell to the Advisor five (5) year warrants, for $0.0001 a warrant to purchase two hundred fifty thousand (250,000) shares of the Company’s common stock (the “Strategic Advisor Warrants”). The Strategic Advisor Warrants shall be in a usual and customary form reasonably acceptable to the Advisor and the Company. The Strategic Advisor Warrants shall be exercisable at a price per share equal to the Nasdaq Official Closing Price of the Company’s common stock on the day immediately preceding the execution of this Agreement. The Strategic Advisor Warrants shall have substantially similar registration rights as the Placement Warrants (defined below). The Strategic Advisor Warrants shall also contain a customary cashless exercise feature commencing six (6) months after issuance unless the underlying shares are registered for resale pursuant to an effective registration statement under the Securities Act.

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(c)	A fee (a “Transaction Fee”) payable at the Closing of each respective Transaction that the Company and the Advisor consummates shall be in an amount as set forth in the below and the Schedules attached hereto:

(i)	In the event that the Company proceeds with a Private Placement, the Advisor will assist the Company with preparation of an information package, identify potential investors, and negotiate the terms and funding of the Transaction. At Closing of a Private Placement, the Company will pay the Advisor a cash fee equal to a percentage of the Placement Amount, or at the Advisor’s option, a percentage of the same security privately placed, according to Schedule A attached hereto, for equity (or securities convertible, exchangeable or redeemable into equity), also for mezzanine capital (includes non-convertible senior debt with an equity component or subordinated debt with or without an equity component).

It is expressly agreed that the term “Placement Amount” shall include, and the Advisor shall be entitled to receive a Transaction Fee under this paragraph with respect to, all cash receipts actually received by the Company at any time from the exercise of warrants or options issued to Covered Parties pursuant to a Transaction;

(ii)	In the event that the Company proceeds with a Strategic Alliance during the Term, the Advisor will assist the Company with the analysis and negotiation of terms of a sale, marketing and/or management agreement, as the Company may require. At Closing of the Strategic Alliance, the Company will pay the Advisor a fee equal to a percentage of the value to the Company of the Strategic Alliance (“Strategic Alliance Value”), according to Schedule A attached hereto. Such Strategic Alliance Value shall include any capital investment made into the Company or entity owned in whole or part by the Company, and/or other items as may be mutually agreed upon in good faith by the parties hereto. The Company and the Advisor shall in good faith agree at Closing on the value of any such non-cash consideration that is included in the value of a Strategic Alliance. Notwithstanding the foregoing, a reduced Transaction Fee and Placement Warrants equal to 3% of the amount of the gross proceeds of any investment shall be payable in the event of an investment in the Company by the strategic partners identified in a separate list (or lists) referencing this Section provided to Advisor by the Company.

(iii)	[Reserved].

(iv)	In the event that the Company proceeds in the form of an Acquisition during the Term, the Advisor will assist the Company with due diligence and negotiation of Acquisition terms. At the Closing of such Transaction, a fee according to Schedule A of the Transaction Value, in addition to any financing fees that would otherwise apply according to this Agreement. At the Advisor’s option, a portion (if not all) of this fee may be payable in a form of consideration equivalent to that paid in the Transaction. The Company and the Advisor shall in good faith agree at Closing on the value of any non-cash consideration that is included in the value of an Acquisition.

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(d)	Upon each closing of the sale or issuance of any securities, related to any of the aforementioned Transactions, the Company shall thereupon issue and sell, for $0.0001 per Placement Warrant (as defined below), to the Advisor and/or its designees, five (5) year warrants to purchase such number of the same Securities issued in any of the aforementioned Transactions; or, at the Advisors option warrants exercisable into the Company’s common stock, as shall equal seven percent (7%) (or three percent (3%), where applicable as set forth herein) of the number of such US dollar value of Securities issued to Covered Parties, at a price equal to the price paid by the investor(s) for the Securities; or, exercisable at (i) a price equal to the Transaction Value on a per share basis; or, (ii) if any warrants are issued as part of the Transaction, the strike price of any warrants received by the investor(s) or any Covered Party for the Securities, whichever is lower (the “Placement Warrant”). The Placement Warrant shall be in a usual and customary form reasonably acceptable to the Advisor and the Company. The Placement Warrants shall have substantially similar registration rights as are granted to the Covered Parties. This Agreement shall also entitle the Advisor to full, unconditional piggyback registration rights without holdback obligations. The Company agrees that, for a period of five (5) years from the date of the closing, if the Company intends to file a Registration Statement for the public sale of securities, and if so requested, it will include therein material to permit a public offering of the securities into which the Placement Warrants are exercisable at the expense of the Company. If the Company is a reporting company or is required to file periodic reports with the Securities and Exchange Commission, for a period of five (5) years upon written demand of the majority of the Placement Warrant holders, the Company agrees, on one occasion to promptly register the securities into which the Placement Warrants are exercisable at the expense of the Company. The Placement Warrant shall also contain a customary cashless exercise feature commencing six (6) months after issuance unless the underlying shares are registered for resale pursuant to an effective registration statement under the Securities Act.

(e)	Notwithstanding, any other fees, the Company agrees to promptly reimburse Advisor upon request from time to time and submission of appropriate substantiation, for all reasonable out-of-pocket expenses incurred by Advisor in connection with the matters contemplated by this Agreement, comprising, transportation, lodging and meals – to the extent incurred on travel undertaken at the request of the Company, legal counsel and other professional advisor fees and expenses incurred in connection with a Transaction. The Company shall not be required to reimburse Advisor for expenses in excess of $100,000 in the aggregate without the Company’s consent in writing (which may be by email), which consent shall not be unreasonably withheld. Nothing in the preceding sentence shall in any way limit the Company’s obligations to Advisor.

X.	Termination of Agreement:

This Agreement may be terminated by either party upon thirty (30) days prior written notice to the other party, but only following the date which is sixty (60) days following the effective date of this Agreement. Termination shall be deemed effective on the earlier of thirty (30) days following that date of such written notice or as mutually agreed upon by Company and Advisor (“Termination”). The Advisor shall also have the right to terminate this Agreement after completion of its due diligence review of the Company. No termination or alleged termination of this Agreement shall affect the Advisor’s rights to receive a Transaction Fee to the extent earned prior to termination. In addition, promptly following any termination of this Agreement for any reason, the Company shall reimburse the Advisor for, or otherwise pay and bear, the reasonable expenses and fees to be paid and borne by the Company as provided for and subject to the provisions of the “Fees and Expenses” section above.

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XI.	Future Transaction:

Subject to the Dominari Engagement Agreement, and notwithstanding anything to the contrary herein, if any Covered Party (or their respective affiliates) consummates a Transaction with the Company where Advisor is not the financial advisor, at any time within twelve (12) months of the earlier of (a) the final Closing of a Transaction hereunder, or (b) Termination or expiration of the Term, as extended, if extended, the Company agrees to promptly pay the Advisor Transaction Fees and Warrants according to the Fees and Expenses section of this Agreement, which shall also include all fees payable to the Advisor in connection with the amended Madison Engagement Agreement, to the extent applicable and subject to the provisions of this Agreement. A Transaction shall be deemed consummated before such date if any agreement in principle which includes material terms of such Transaction is reached prior to such date even if the closing occurs later. Within thirty (30) days following the Termination or expiration of the Term, Advisor shall deliver to the Company a list of Covered Parties, which list shall establish the basis for compensation under the provisions of the Agreement following the expiration of the Term. For the avoidance of doubt, it is expressly agreed that the foregoing shall apply to the exercise of any rights by any Covered Party in the Offering of any right (granted pursuant to the Offering) to participate in any subsequent registered or unregistered offering of Company securities during such 12-month period.

XII.	Governing Law and Jurisdiction:

This Agreement is governed by and construed in accordance with the laws of the State of New York, without regard to its choice of law provisions. The Advisor and the Company: (i) agree that any legal suit, action or proceeding arising out of or relating to this Agreement and/or the Transactions contemplated hereby shall be instituted exclusively in New York Supreme Court, County of New York, or in the United States District Court for the Southern District of New York, (ii) waive any objection which they may have or hereafter to the venue of any such suit, action or proceeding, and (iii) irrevocably consent to the jurisdiction of the New York Supreme Court, County of New York, and the United States District Court for the Southern District of New York in any such suit, action or proceeding. The Advisor and the Company hereby expressly waive all rights to trial by jury in any suit, action or proceeding arising under this Agreement. The Advisor and the Company further agree to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding in the New York Supreme Court, County of New York, or in the United States District Court for the Southern District of New York and agree that service of process upon the Company sent by certified mail or private carrier (Federal Express, UPS or equivalent) to the Company’s address shall be deemed in every respect effective service of process upon the Company, in any such suit, action or proceeding, and service of process upon the Advisor mailed by certified mail to the Advisor’s address shall be deemed in every respect effective service of process upon the Advisor, in any such suit, action or proceeding

XIII.	No Rights in Shareholders, etc.:

The Company recognizes that Advisor has been engaged only by the Company, and that the Company’s engagement of Advisor is not deemed to be on behalf of and is not intended to confer rights upon any shareholder, partner, member or other owner or security holder of the Company or any other person not a party hereto as against Advisor or any of its affiliates or any of their respective directors, officers, agents, employees or representatives. No one other than the Company is authorized to rely upon the Company’s engagement of Advisor or any statements, advice, opinions or conduct by Advisor. The Company will not disclose such statements, advice, opinions or conduct to others (except (i) the Company’s legal advisors and (ii) other than as set forth elsewhere in this Agreement, as required by law; provided however that in the event such disclosure is required by law, the Company will, unless specifically prohibited by law, first provide Advisor with prompt prior written notice of such requirement so that Advisor may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this sentence; and provided further that, in the event that Advisor is unable to obtain such protective order or other appropriate remedy, the Company will (i) furnish only that portion of such information which the Company is advised by opinion of external counsel is legally required, (ii) give Advisor written notice of the information to be disclosed as far in advance as practicable, and (iii) exercise its commercially reasonable efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded such information so disclosed).

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Without limiting the foregoing, any opinions or advice rendered to the Company’s Board of Directors or the Company’s management in the course of the Company’s engagement of Advisor are solely for the purpose of assisting such Board of Directors or management, as the case may be, in evaluating any Transaction and do not constitute a recommendation to any director of the Company not based on the recommendation of the Company, and any shareholder partner, member or other owner or security holder of the Company concerning action that such shareholder, partner, member or other owner or security holder of the Company might or should take in connection with any Transaction. Advisor’s role herein is that of an independent contractor; nothing herein is intended to create or shall be construed as creating a fiduciary or agency relationship between Advisor and the Company or any of the Company’s security holders, creditors, employees or other stakeholders. The Company agrees that it shall not make, and hereby waives, any claim based on an assertion of such an agency or fiduciary relationship.

XIV.	Miscellaneous:

(a)	All payments and reimbursements of expenses payable hereunder shall be made in U.S. dollars in immediately available funds.

(b)	This Agreement contains all of the understandings between the parties hereto with reference to the subject matter hereof. No other understanding not specifically referred to herein, oral or otherwise, shall be deemed to exist or bind any of the parties hereto and any such understandings, oral or otherwise, not specifically referred to herein shall be merged into this Agreement and superseded by the provisions hereof.

(c)	No officer or employee of any party has any authority to make any representation or promise not contained herein.

(d)	Following the Closing of a Transaction and its public disclosure by the Company, Advisor shall have the right, at its own expense, to publish an advertisement and case study describing the Transaction, which may include only information which has previously been publicly disclosed by the Company, the reproduction of the Company’s logo, a brief description of the Transaction and a link to the Company’s website. If requested by Advisor, the Company agrees to include a mutually acceptable reference to Advisor in any press release or other public announcement made by the Company regarding a Transaction as contemplated herein.

(e)	This Agreement cannot be amended or modified except by a written instrument signed by each party hereto.

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(f)	The provisions of this Agreement shall apply to the engagement of Advisor by the Company (including related activities prior to the date hereof) and any modification thereof and those provisions which are intended to survive termination of this Agreement, shall remain in full force and effect regardless of the completion or termination of such engagement as provided for herein.

(g)	If any term, provision, covenant or restriction herein is held by a court of competent jurisdiction to be invalid, void or unenforceable or against public policy, the remainder of the terms, provisions and restrictions contained herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

(h)	Notwithstanding any provision of this Agreement to the contrary, the Company agrees that neither the Advisor nor its affiliates, officers, directors, employees, agents and representatives or each other person controlling the Advisor or any of such individuals or entities, shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the engagement and Transactions described herein except for any such liability for losses, claims, damages or liabilities incurred by us that are finally judicially determined to have resulted from the willful misconduct or gross negligence of such individuals or entities.

(i)	The USA PATRIOT ACT and other applicable anti-money laundering rules and regulations (collectively, “AML Provisions”) are designed to detect, deter and punish money laundering and terrorist financing activities in the U.S. and abroad. In accordance with the requirements imposed on the Advisor under the AML Provisions by FINRA and other authorities with jurisdiction over the Advisor, Advisor may ask Company to provide various identification documents and/or other information during the transaction process.

(j)	This Agreement may be executed in counterparts, which counterparts may be executed and delivered by facsimile or email/.pdf transmission, which shall not impair the validity of such execution or delivery.

XV.	Indemnification:

Recognizing that Advisor, in providing the services contemplated hereby, will be acting as representative of and relying on information provided by the Company, the Company agrees to the provisions of Attachment A attached hereto.

XVI.	No Limitations:

Nothing in this Agreement shall be construed to limit the ability of the Advisor or its affiliates to (a) trade in the Company’s or any other company’s securities or publish research on the Company or any other company, subject to applicable law, or (b) pursue or engage in investment banking, financial advisory or other business relationships with entities that may be engaged in or contemplate engaging in, or acquiring, merging with, partnering with, or disposing of, businesses that are similar to or competitive with the business of the Company. Advisor hereby confirms that it has established internal policies and procedures that are reasonably designed to, and that require it to restrict the flow of material non-public information and maintain such information relating to the Company confidentially, to the extent applicable to Advisor in connection with its activities hereunder and that it will throughout the term of this Agreement maintain and enforce such policies and procedures.

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If this Agreement meets with your approval, please indicate your acceptance of the above by signing where indicated below and returning this Agreement by facsimile and/or the original by mail to the undersigned.

[Signature Page Immediately Below]

Thank you for the opportunity to be of service.

Sincerely,

MADISON GLOBAL PARTNERS, LLC

/s/ David S. Kaplan
By:	Mr. David S. Kaplan, Managing Partner
Date:	11/20/25

AGREED AND ACCEPTED:

The foregoing accurately sets forth our understanding and agreement with respect to the matters set forth herein.

AUTHID INC.

By:	/s/ Rhon Daguro
Name:	Mr. Rhon Daguro, CEO
Date:	Nov-20-2025

[Signature Page to Engagement Agreement]

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SCHEDULE A

For Amounts Raised (in millions)	Fees
Up to and including $15.0	7.00%
For amounts raised from investors introduced by Dominari	3.00%
For amounts raised from strategic partners listed pursuant to Section IX(c)(ii)	3.00%

Example: the fee for an Offering of $15.0 million would be calculated as follows: ($15.0 million x 7.00%) = $1.05 million

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ATTACHMENT A

INDEMNIFICATION AGREEMENT

This Indemnification Agreement (the “Agreement”), dated November 14, 2025, is made by and between authID Inc. and its related entities (collectively, the “Company”) and Madison Global Partners, LLC (“Advisor”).

In consideration of the services to be provided by Advisor under the engagement agreement to which this Agreement is attached (the “Engagement Agreement”), the Company agrees to indemnify and hold harmless the Advisor and its affiliates, officers, directors, employees, agents and representatives and each other person controlling the Advisor any of such individuals or entities (each an “Indemnified Person”) from and against all losses, claims, damages, liabilities, costs or expenses, including those resulting from any threatened or pending investigation, action, proceeding or dispute whether or not the Advisor or any such other Indemnified Person is a party to such investigation, action, proceeding or dispute, arising out of the Advisor’s entering into or performing services under the Engagement Agreement, or arising out of any matter referred to in the Engagement Agreement or this Agreement. This indemnity shall also include the Advisor’s and/or any such other Indemnified Person’s reasonable attorneys’ and accountants’ fees and out-of-pocket expenses incurred in such investigations, actions, proceedings or disputes which fees, expenses and costs shall be periodically reimbursed to the Advisor and/or to any such other Indemnified Person by the Company as they are incurred; provided, however, that the indemnity herein set forth shall not apply to an Indemnified Person where a court of competent jurisdiction has made a final determination that such Indemnified Person engaged in willful misconduct or gross negligence in the performance of the services hereunder which gave rise to the loss, claim, damage, liability, cost or expense sought to be recovered hereunder (but pending any such final determination the indemnification and reimbursement provisions hereinabove set forth shall apply and the Company shall perform its obligations hereunder to reimburse the Advisor and/or each such other Indemnified Person periodically for its, his or their fees, expenses and costs as they are incurred).

If for any reason, the foregoing indemnification is unavailable to the Advisor or any such other Indemnified Person or insufficient to hold it harmless, then the Company shall contribute to the amount paid or payable by the Advisor or any such other Indemnified Person as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by the Company and its shareholders on the one hand and the Advisor or any such other Indemnified Person on the other hand, but also the relative fault of the Company and the Advisor or any such other Indemnified Person, as well as any relevant equitable considerations; provided that in no event will the aggregate contribution by the Advisor and any such other Indemnified Person hereunder exceed the amount of fees actually received by the Advisor pursuant to this Agreement. The reimbursement, indemnity and contribution obligations of the Company hereinabove set forth shall be in addition to any liability which the Company may otherwise have and these obligations and the other provisions hereinabove set forth shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company, the Advisor and any other Indemnified Person.

The parties will not, without the prior written consent of the other party, settle (or facilitate or participate in the settlement of, it being understood that settlement discussions themselves shall not be deemed to violate this clause) any litigation relating to the parties’ engagement hereunder unless such settlement includes an express, complete and unconditional release of the other party and all of Advisor’s Indemnified Persons with respect to all claims asserted in such litigation or relating to the parties’ engagement hereunder; such release to be set forth in an instrument signed by all parties to such settlement.

November 20, 2025 Page 14 of 14

Prior to entering into any agreement or arrangement with respect to, or effecting, any proposed sale, exchange, dividend or other distribution or liquidation of all or a significant portion of the Company’s assets in one or a series of transactions or any significant recapitalization or reclassification of the Company’s outstanding securities that does not directly or indirectly provide for the assumption of the Company’s obligations set forth in this Agreement, including without limitation this Schedule A, the Company will notify Advisor in writing thereof and, if requested by Advisor, shall arrange in connection therewith alternative means of providing for the obligations of the Company hereunder, including the assumption of such obligations by another party, insurance, surety bonds or the creation of an escrow, in each case in an amount and upon terms and conditions mutually satisfactory to both parties.

The terms and conditions this Agreement shall survive the termination and expiration of this Engagement Agreement and shall continue indefinitely thereafter.

MADISON GLOBAL PARTNERS, LLC,

By:
Mr. David S. Kaplan, Managing Partner

AUTHID Inc.

By:	/s/ Rhon Daguro
Mr. Rhon Daguro, CEO

[Signature Page to Indemnification Agreement]